UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2024

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Iconic Offices, The Greenway, Block C Ardilaun Court, 112-114 St Stephens Green, Dublin 2, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: + 353 (0) 1 6699 020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares (ADS(s)), each ADS representing the right to receive one (1) Ordinary Share of Amarin Corporation plc	AMRN	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on June 3, 2024, Amarin Corporation plc (the “Company”) announced that Aaron Berg was appointed to the role of President and Chief Executive Officer (and principal executive officer) of the Company, effective June 4, 2024 (the “CEO Start Date”). In addition, Mr. Berg was also appointed as a member of the Company’s board of directors (the “Board”), effective as of the CEO Start Date.

In connection with his appointment as President and Chief Executive Officer, Mr. Berg entered into an employment agreement with the Company, dated July 25, 2024 (the “CEO Employment Agreement”), which provides that, effective as of the CEO Start Date, Mr. Berg’s annual base salary will be $700,000 and he will have the potential to earn cash incentive compensation as determined in the sole discretion of the Board or the Remuneration Committee of the Board. In connection with his appointment, Mr. Berg will be granted a performance-based stock option to purchase 5,000,000 shares (the “Option Award”) pursuant to the Amarin Corporation plc 2020 Stock Incentive Plan, as amended (the “Plan”) and the form of Option Award agreement attached to the CEO Employment Agreement (the “Option Award Agreement”). The Option Award is earned based upon the achievement of share price hurdles ranging from $1.25 to $10.00 and the earned option shares are subject to five months of further time-based vesting once a share price hurdle has been achieved. For each share price hurdle to be achieved, the volume weighted average price of the shares over a 60 calendar-day period must equal or exceed the applicable share price hurdle. The Option Award will have an exercise price equal to the closing price of the Company’s American Depository Shares on the NASDAQ Capital Market on the date of grant, which is expected to be August 1, 2024. The Option Award is subject to acceleration and a clawback in certain circumstances in accordance with the terms of the Option Award Agreement. Pursuant to the CEO Employment Agreement, Mr. Berg has also agreed to purchase $100,000 worth of the Company’s shares using his personal funds.

The CEO Employment Agreement provides that, if Mr. Berg’s employment is terminated by the Company without cause or if Mr. Berg resigns for good reason, in either case outside of the Change in Control Period (as defined below), Mr. Berg will be eligible to receive the following severance benefits, subject to his execution and the effectiveness of a separation agreement, including, among other things, a general release of claims in favor of the Company (the “Separation Agreement”): (i) an amount equal to 18 months of his base salary, to be paid in equal installments over the course of 18 months following the date of termination, (ii) an amount equal to 0.975 times his base salary, to be paid in a lump sum, and (iii) subject to Mr. Berg’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premiums equal to the amount that the Company would have paid to provide health insurance to Mr. Berg had he remained employed until the earliest of (A) 18 months following termination, (B) Mr. Berg’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Mr. Berg’s COBRA health continuation period (the “COBRA Coverage”). The CEO Employment Agreement also provides that if Mr. Berg’s employment is terminated by the Company without cause or Mr. Berg resigns for good reason in either case within the 24-month period following a change in control (the “Change in Control Period”), Mr. Berg will be eligible to receive the following severance benefits, subject to his execution and the effectiveness of a Separation Agreement: (i) an amount equal to 3.3 times his base salary, to be paid in a lump sum, and (ii) the COBRA Coverage.

The foregoing descriptions of the CEO Employment Agreement and the Option Award are only summaries and are qualified in their entirety by reference to the CEO Employment Agreement and the Option Award Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	CEO Employment Agreement, dated July 25, 2024, by and between Amarin Corporation plc and Aaron Berg.
10.2	Option Award Agreement (attached to Exhibit 10.1).*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Certain confidential portions omitted via redaction from this Exhibit.

* * *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2024	Amarin Corporation plc

	By:	/s/ Jonathan Provoost
Jonathan Provoost
Executive Vice President, Chief Legal & Compliance Officer & Secretary

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